Forum Energy Technologies Announces
First Quarter 2021 Results
•Revenue of $115 million
•Net loss of $30 million and diluted EPS of negative $5.28
•Adjusted EBITDA of $2 million
•Operating cash flow of negative $1 million and free cash flow approximately zero
HOUSTON, TEXAS, May 6, 2021 - Forum Energy Technologies, Inc. (NYSE: FET) today announced first quarter 2021 revenue of $115 million, an increase of $2 million from the fourth quarter 2020. Net loss for the quarter was $30 million, or $5.28 per diluted share, compared to a net loss of $33 million, or $5.85 per diluted share, for the fourth quarter 2020. Excluding $8 million, or $1.33 per share of special items, adjusted net loss was $3.95 per diluted share in the first quarter 2021, compared to an adjusted net loss of $4.80 per diluted share in the fourth quarter 2020. Adjusted EBITDA was $2 million in the first quarter 2021, an improvement of approximately $5 million from the fourth quarter 2020.
Special items in the first quarter 2021, on a pre-tax basis, included $4 million of foreign exchange losses, $3 million of restructuring and other charges, and a $1 million loss on extinguishment of debt. See Tables 1-3 for a reconciliation of GAAP to non-GAAP financial information.
Cris Gaut, Chairman and Chief Executive Officer, remarked, “Strengthening drilling and completion activity and our restructuring efforts resulted in financial performance that exceeded first quarter expectations. The best indicator of FET's future results is our inbound order flow. On a pro forma basis, excluding the divested ABZ and Quadrant valve brands from fourth quarter 2020 results for better comparability, inbound orders increased sequentially by approximately $24 million, or 21%, resulting in a book-to-bill ratio above 1.2, the highest level we have seen since the fourth quarter 2016. Demand for our short-cycle consumable and maintenance goods are increasing at an even higher rate, as demonstrated by the more than 50% increase in orders for our Completions segment. Quoting activity for our capital equipment is increasing, which we expect will have a greater impact in future periods.
“Our portfolio restructuring efforts contributed meaningfully to our results. FET revenue increased sequentially by approximately $10 million, or 10%, and EBITDA increased by $7 million, both pro forma for the fourth quarter 2020 divestiture. The excellent incremental EBITDA margins experienced in the first quarter demonstrate the operating leverage we now have. We expect our focus on higher margin, differentiated products and operating leverage to further enhance our operating results as 2021 activity levels continue to improve.
“Given the increase in U.S. rig count that has already occurred in the second quarter and activity increases in international and non-oil and gas markets, our guide for second quarter revenue is between $125 and $135 million and EBITDA between $6 and $8 million. Based on the order flow we are receiving, we expect further revenue and EBITDA improvement in the second half 2021.
“Our efforts to improve our capital structure continue as we ended the first quarter 2021 with $300 million principal amount of debt outstanding and net debt of $199 million, a $137 million decrease over the last twelve months.
“I am pleased with the way our employees have continued to respond to the dynamic market conditions and I am confident that FET is well-positioned to take advantage of the increasing market opportunities.”
Segment Results
Drilling & Downhole segment revenue was $49 million and orders were $58 million, a decrease of 2% and an increase of 1%, respectively, from the fourth quarter 2020. The revenue decline was due to the timing of drilling capital equipment shipments to international customers. Higher demand for well construction products and drilling consumable products in connection with increasing drilling activity mostly offset this decline. Segment adjusted EBITDA was $3 million, a $2 million sequential increase, resulting primarily from a more favorable revenue mix and cost reductions. Drilling & Downhole operations focus primarily on capital equipment and consumable products for global drilling, well construction, artificial lift and subsea markets.
Completions segment revenue was $38 million, a sequential increase of $7 million, or 24%, due to a sharp increase in well completions activity in the first quarter 2021. Orders in the first quarter were $47 million, an increase of $17 million, or 56%, from the fourth quarter 2020. The first quarter 2021 book-to-bill ratio was 1.25, driven by strong demand from our pressure pumping service customers. Segment adjusted EBITDA was $5 million, up $4 million from the fourth quarter due to manufacturing efficiencies from higher sales volumes and continued cost management. The Completions segment designs and manufactures products for the coiled tubing, stimulation and intervention markets.
Production segment revenue was $28 million, a decrease of $5 million, or 14% from the fourth quarter 2020. Orders in the first quarter were $33 million, a 9% decrease sequentially. These results reflect a $9 million decrease in revenue and a $10 million decrease in orders due to the divestiture of our ABZ and Quadrant valve brands at the end of 2020. Excluding the impact of this divestiture, revenue and orders increased by $4 million and $7 million, respectively, driven by higher demand for valve products for the midstream and upstream markets and higher revenue recognized on international projects for desalination process equipment. Segment adjusted EBITDA was negative $1 million, a $1 million sequential decline as reported and a $1 million sequential increase pro forma for the disposition of the ABZ and Quadrant valve brands. The loss of gross margin from the divested valve brands was mostly offset by higher revenue from other products in the Production segment and cost reductions from restructuring actions implemented over the past two quarters. The Production segment manufactures land well site production equipment, desalination process equipment, and a wide range of valves for upstream, midstream and process industry customers.
FET (Forum Energy Technologies) is a global company, serving the crude oil, natural gas, and renewable energy industries. FET is headquartered in Houston, TX with quality manufacturing, efficient distribution, and service facilities conveniently located to support the major energy-producing regions of the world. For more information, please visit www.f-e-t.com.
Forward Looking Statements and Other Legal Disclosure
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including any statement about the Company's future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, new product development activities, costs and other guidance included in this press release.
These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Among other things, these include the severity and duration of the COVID-19 pandemic and related repercussions resulting from the negative impact on demand for oil and natural gas, the volatility of oil and natural gas prices, oilfield development activity levels, the availability of raw materials and specialized equipment, the Company's ability to deliver backlog in a timely fashion, the availability of skilled and qualified labor, competition in the oil and natural gas industry, governmental regulation and taxation of the oil and natural gas industry, the Company's ability to implement new technologies and services, the availability and terms of capital, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company's business, and other important factors that could cause actual results to differ materially from those projected as described in the Company's filings with the U.S. Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
Company Contact
Lyle Williams
Executive Vice President and Chief Financial Officer
713.351.7920
lyle.williams@f-e-t.com

Forum Energy Technologies, Inc.
Condensed consolidated statements of income (loss)
(Unaudited)

	Three months ended
	March 31,		December 31,
(in millions, except per share information)	2021	2020	2020
Revenue	$114.5	$182.6	$113.0
Cost of sales	88.3	160.5	172.1
Gross profit	26.2	22.1	(59.1)
Operating expenses
Selling, general and administrative expenses	41.5	60.2	43.2
Transaction expenses	—	—	2.3
Impairments of intangible assets, property and equipment	—	17.3	—
Gain on disposal of assets and other	(0.9)	—	(0.5)
Total operating expenses	40.6	77.5	45.0
Operating loss	(14.4)	(55.4)	(104.1)
Other expense (income)
Interest expense	9.2	6.7	8.7
Loss (gain) on extinguishment of debt	0.9	(7.5)	—
Deferred loan costs written off	—	1.8	—
Gain on disposition of business	—	—	(88.4)
Foreign exchange losses (gains) and other, net	3.4	(4.9)	7.4
Total other (income) expense, net	13.5	(3.9)	(72.3)
Loss before income taxes	(27.9)	(51.5)	(31.8)
Income tax expense (benefit)	1.8	(14.4)	0.9
Net loss (1)	$(29.7)	$(37.1)	$(32.7)

Weighted average shares outstanding
Basic	5.6	5.6	5.6
Diluted	5.6	5.6	5.6

Loss per share
Basic	$(5.28)	$(6.68)	$(5.85)
Diluted	$(5.28)	$(6.68)	$(5.85)

(1) Refer to Table 1 for schedule of adjusting items.

Forum Energy Technologies, Inc.
Condensed consolidated balance sheets
(Unaudited)

(in millions of dollars)	March 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$100.8	$128.6
Accounts receivable—trade, net	88.6	80.6
Inventories, net	236.4	251.7
Other current assets	29.8	29.3
Total current assets	455.6	490.2
Property and equipment, net of accumulated depreciation	108.7	113.7
Operating lease assets	29.6	31.5
Intangible assets, net	233.7	240.4
Other long-term assets	16.4	14.1
Total assets	$844.0	$889.9
Liabilities and equity
Current liabilities
Current portion of long-term debt	$1.1	$1.3
Other current liabilities	132.6	123.6
Total current liabilities	133.7	124.9
Long-term debt, net of current portion	267.3	293.4
Other long-term liabilities	61.4	65.4
Total liabilities	462.4	483.7
Total equity	381.6	406.2
Total liabilities and equity	$844.0	$889.9

Forum Energy Technologies, Inc.
Condensed consolidated cash flow information
(Unaudited)
	Three Months Ended March 31,
(in millions of dollars)	2021	2020
Cash flows from operating activities
Net loss	$(29.7)	$(37.1)
Depreciation and amortization	11.2	14.2
Impairments of intangible assets, property and equipment	—	17.3
Impairments of operating lease assets	—	9.5
Loss (gain) on extinguishment of debt	0.9	(7.5)
Other noncash items and changes in working capital	16.3	5.2
Net cash provided by (used in) operating activities	(1.3)	1.6

Cash flows from investing activities
Capital expenditures for property and equipment	(0.4)	(0.9)
Proceeds from sale of business, property and equipment	1.5	—
Net cash provided by (used in) investing activities	1.1	(0.9)

Cash flows from financing activities
Borrowings of debt	—	55.0
Repayments of debt	(27.3)	(3.5)
Repurchases of stock	(0.2)	(0.1)
Deferred financing costs	—	(0.3)
Net cash provided by (used in) financing activities	(27.5)	51.1

Effect of exchange rate changes on cash	(0.1)	(0.8)
Net increase (decrease) in cash, cash equivalents and restricted cash	$(27.8)	$51.0

Forum Energy Technologies, Inc.
Supplemental schedule - Segment information
(Unaudited)

	As Reported			As Adjusted (3)
	Three months ended			Three months ended
(in millions of dollars)	March 31, 2021	March 31, 2020	December 31, 2020	March 31, 2021	March 31, 2020	December 31, 2020
Revenue
Drilling & Downhole	$48.7	$76.6	$49.9	$48.7	$76.6	$49.9
Completions	37.8	50.8	30.6	37.8	50.8	30.6
Production (4)	28.0	55.6	32.5	28.0	55.6	32.5
Eliminations	—	(0.4)	—	—	(0.4)	—
Total revenue (4)	$114.5	$182.6	$113.0	$114.5	$182.6	$113.0

Operating income (loss)
Drilling & Downhole	$(4.5)	$(4.1)	$(21.2)	$(1.3)	$1.0	$(3.9)
Operating income margin %	(9.2)%	(5.4)%	(42.5)%	(2.7)%	1.3%	(7.8)%
Completions	0.1	(17.3)	(50.3)	(1.3)	(4.2)	(5.6)
Operating income margin %	0.3%	(34.1)%	(164.4)%	(3.4)%	(8.3)%	(18.3)%
Production	(3.8)	(8.2)	(24.1)	(2.9)	(2.2)	(2.4)
Operating income margin %	(13.6)%	(14.7)%	(74.2)%	(10.4)%	(4.0)%	(7.4)%
Corporate	(7.1)	(8.5)	(6.7)	(5.9)	(7.5)	(5.1)
Total segment operating income (loss)	(15.3)	(38.1)	(102.3)	(11.4)	(12.9)	(17.0)
Other items not in segment operating income (1)	0.9	(17.3)	(1.8)	0.2	—	0.7
Total operating income (loss)	$(14.4)	$(55.4)	$(104.1)	$(11.2)	$(12.9)	$(16.3)
Operating income margin %	(12.6)%	(30.3)%	(92.1)%	(9.8)%	(7.1)%	(14.4)%

EBITDA (2)
Drilling & Downhole	$(3.7)	$(1.0)	$(23.2)	$3.0	$6.5	$1.0
EBITDA Margin %	(7.6)%	(1.3)%	(46.5)%	6.2%	8.5%	2.0%
Completions	6.6	(19.9)	(44.4)	4.6	3.7	0.7
EBITDA Margin %	17.5%	(39.2)%	(145.1)%	12.2%	7.3%	2.3%
Production (4)	(2.3)	(6.5)	(22.3)	(1.3)	0.3	(0.2)
EBITDA Margin %	(8.2)%	(11.7)%	(68.6)%	(4.6)%	0.5%	(0.6)%
Corporate	(8.1)	(3.2)	78.6	(4.3)	(6.0)	(4.1)
Total EBITDA (4)	$(7.5)	$(30.6)	$(11.3)	$2.0	$4.5	$(2.6)
EBITDA Margin %	(6.6)%	(16.8)%	(10.0)%	1.7%	2.5%	(2.3)%

(1) Includes transaction expenses, gain/(loss) on disposal of assets, and impairments of intangible assets, property and equipment.
(2) The Company believes that the presentation of EBITDA is useful to the Company's investors because EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(3) Refer to Table 1 for schedule of adjusting items.
(4) See supplemental schedule for Pro forma results for the divestiture of ABZ and Quadrant valve brands.

Forum Energy Technologies, Inc.
Supplemental schedule - Orders information
(Unaudited)

	Three months ended
(in millions of dollars)	March 31, 2021	March 31, 2020	December 31, 2020
Orders
Drilling & Downhole	$57.9	$70.0	$57.5
Completions	47.2	49.9	30.3
Production (2)	32.9	50.7	36.3
Total orders (2)	$138.0	$170.6	$124.1

Revenue
Drilling & Downhole	$48.7	$76.6	$49.9
Completions	37.8	50.8	30.6
Production (2)	28.0	55.6	32.5
Eliminations	—	(0.4)	—
Total revenue (2)	$114.5	$182.6	$113.0

Book to bill ratio (1)
Drilling & Downhole	1.19	0.91	1.15
Completions	1.25	0.98	0.99
Production	1.18	0.91	1.12
Total book to bill ratio	1.21	0.93	1.10

(1) The book-to-bill ratio is calculated by dividing the dollar value of orders received in a given period by the revenue earned in that same period. The Company believes that this ratio is useful to investors because it provides an indication of whether the demand for our products, in the markets in which the Company operates, is strengthening or declining. A ratio of greater than one is indicative of improving market demand, while a ratio of less than one would suggest weakening demand. In addition, the Company believes the book-to-bill ratio provides more meaningful insight into future revenues for our business than other measures, such as order backlog, because the majority of the Company's products are activity based consumable items or shorter cycle capital equipment, neither of which are typically ordered by customers far in advance.

(2) See supplemental schedule for Pro forma results for the divestiture of ABZ and Quadrant valve brands.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)
Table 1 - Adjusting items

	Three months ended
	March 31, 2021			March 31, 2020			December 31, 2020
(in millions, except per share information)	Operating loss	EBITDA (1)	Net loss	Operating income (loss)	EBITDA (1)	Net income (loss)	Operating loss	EBITDA (1)	Net loss
As reported	$(14.4)	$(7.5)	$(29.7)	$(55.4)	$(30.6)	$(37.1)	$(104.1)	$(11.3)	$(32.7)
% of revenue	(12.6)%	(6.6)%		(30.3)%	(16.8)%		(92.1)%	(10.0)%
Restructuring, transaction and other costs	2.6	2.6	2.6	5.4	5.4	5.4	8.4	8.4	8.4
Inventory and other working capital adjustments	0.6	0.6	0.6	10.3	10.3	10.3	78.2	78.2	78.2
Impairments of operating lease assets, intangible assets, property and equipment	—	—	—	26.8	26.8	26.8	1.2	1.2	1.2
Gain on disposition of business	—	—	—	—	—	—	—	(88.4)	(88.4)
Loss (gain) on extinguishment of debt	—	0.9	0.9	—	(7.5)	(7.5)	—	—	—
Deferred loan costs written off	—	—	—	—	1.8	1.8	—	—	—
Loss (gain) on foreign exchange, net (2)	—	3.5	3.5	—	(4.9)	(4.9)	—	7.2	7.2
Stock-based compensation expense	—	1.9	—	—	3.2	—	—	2.1	—
Impact of U.S. CARES Act	—	—	—	—	—	(16.6)	—	—	—
Income tax expense of adjustments	—	—	—	—	—	—	—	—	(0.8)
As adjusted (1)	$(11.2)	$2.0	$(22.1)	$(12.9)	$4.5	$(21.8)	$(16.3)	$(2.6)	$(26.9)
% of revenue	(9.8)%	1.7%		(7.1)%	2.5%		(14.4)%	(2.3)%

Diluted shares outstanding as reported			5.6			5.6			5.6
Diluted shares outstanding as adjusted			5.6			5.6			5.6

Diluted EPS - as reported			$(5.28)			$(6.68)			$(5.85)
Diluted EPS - as adjusted			$(3.95)			$(3.89)			$(4.80)

(1) The Company believes that the presentation of EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted diluted EPS are useful to the Company's investors because (i) each of these financial metrics are useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company's normal operating results and (ii) EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, these benchmarks are widely used in the investment community. See the attached separate schedule for the reconciliation of GAAP to non-GAAP financial information.

(2) Foreign exchange, net primarily relates to cash and receivables denominated in U.S. dollars by some of our non-U.S. subsidiaries that report in a local currency, and therefore the loss has no economic impact in dollar terms.

Forum Energy Technologies, Inc.
Reconciliation of GAAP to non-GAAP financial information
(Unaudited)

Table 2 - Adjusting Items
	Three months ended
(in millions of dollars)	March 31, 2021	March 31, 2020	December 31, 2020
EBITDA reconciliation (1)
Net loss	$(29.7)	$(37.1)	$(32.7)
Interest expense	9.2	6.7	8.7
Depreciation and amortization	11.2	14.2	11.8
Income tax expense (benefit)	1.8	(14.4)	0.9
EBITDA	$(7.5)	$(30.6)	$(11.3)

(1) The Company believes that the presentation of EBITDA is useful to investors because EBITDA is an appropriate measure of evaluating the Company's operating performance and liquidity that reflects the resources available for strategic opportunities including, among others, investing in the business, strengthening the balance sheet, repurchasing the Company's securities and making strategic acquisitions. In addition, EBITDA is a widely used benchmark in the investment community.

Table 3 - Adjusting items
	Three months ended
(in millions of dollars)	March 31, 2021	March 31, 2020
Free cash flow, before acquisitions, reconciliation (1)
Net cash provided by (used in) operating activities	$(1.3)	$1.6
Capital expenditures for property and equipment	(0.4)	(0.9)
Proceeds from sale of property and equipment	1.5	—
Free cash flow, before acquisitions	$(0.2)	$0.7

(1) The Company believes free cash flow, before acquisitions is an important measure because it encompasses both profitability and capital management in evaluating results.

Forum Energy Technologies, Inc.
Supplemental schedule - Product line revenue
(Unaudited)
	Three months ended
(in millions of dollars)	March 31, 2021		March 31, 2020		December 31, 2020
Revenue:	$	%	$	%	$	%
Drilling Technologies	$18.6	16.2%	$36.5	19.9%	$23.2	20.6%
Downhole Technologies	15.1	13.2%	25.0	13.7%	13.1	11.6%
Subsea Technologies	15.0	13.1%	15.1	8.3%	13.6	12.0%
Drilling & Downhole	48.7	42.5%	76.6	41.9%	49.9	44.2%

Stimulation and Intervention	18.7	16.3%	24.5	13.4%	14.0	12.4%
Coiled Tubing	19.1	16.7%	26.3	14.4%	16.6	14.7%
Completions	37.8	33.0%	50.8	27.8%	30.6	27.1%

Production Equipment	14.4	12.6%	18.7	10.2%	12.1	10.7%
Valve Solutions (1)	13.6	11.9%	36.9	20.2%	20.4	18.1%
Production (1)	28.0	24.5%	55.6	30.4%	32.5	28.8%
Eliminations	—	—%	(0.4)	(0.1)%	—	(0.1)%

Total Revenue (1)	$114.5	100.0%	$182.6	100.0%	$113.0	100.0%

(1) See supplemental schedule for Pro forma results for the divestiture of ABZ and Quadrant valve brands.

Forum Energy Technologies, Inc.
Supplemental schedule - Pro forma results for divestiture of ABZ and Quadrant valve brands
(Unaudited)

	Three months ended (1)
(in millions of dollars)	March 31, 2021	March 31, 2020	December 31, 2020
Orders
Production	$32.9	$38.9	$26.3
Total FET	138.0	158.8	114.1

Revenue
Valves	$13.6	$24.0	$11.7
Production	28.0	42.7	23.8
Total FET	114.5	169.7	104.3

Adjusted EBITDA
Production	$(1.3)	$(3.4)	$(2.6)
Total FET	2.0	0.8	(5.0)
(1) For comparability purposes, the three months ended March 31, 2020 and December 31, 2020 have been adjusted to demonstrate pro forma results excluding the disposition of our ABZ and Quadrant valve brands.